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                                                                    EXHIBIT 23.6

                       CONSENT OF WARBURG DILLON READ LLC

     We hereby consent to the use of Appendix B containing our opinion letter dated October 4, 1999, to the Board of Directors of DTE Energy Company ("DTE") in the Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 relating to the Merger of DTE with MCN Energy Group Inc. and to the references to our firm in such Proxy Statement/Prospectus. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          WARBURG DILLON READ LLC

New York, New York
October 15, 1999